Exhibit 12

Jackson L. Morris

Attorney at Law

Admitted in Florida and Georgia

June 4, 2020

Board of Directors

Zimmerman BioPharma Holding, Inc.

Suite 1540

401 Congress Avenue

Austin, Texas 78701

Gentlemen:

I have acted, at your request, as special counsel to Zimmerman BioPharma Holding, Inc., a Florida corporation, (“Zimmerman BioPharma”) for the purpose of rendering an opinion as to the legality of 70,000,000 shares of Zimmerman BioPharma’ common stock, $0.001 par value per share, (“Shares”) to be offered and distributed by Zimmerman BioPharma pursuant to the Regulation A exemption from registration pursuant to an offering filed under the Securities Act of 1933, as amended, by Zimmerman BioPharma with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of qualifying the offer and sale of the Shares (“Offering Statement”), SEC File No. 024-11172.

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Florida, to the extent I deem relevant to the matter opined upon herein, true copies of the Articles of Incorporation and the only amendment thereto of Zimmerman BioPharma, the Bylaws of Zimmerman BioPharma, selected proceedings of the board of directors of Zimmerman BioPharma authorizing the issuance of the Shares, a current draft of the Offering Statement, certificates of officers of Zimmerman BioPharma and of public officials, the form of stock certificate, and such other documents of Zimmerman BioPharma and of public officials as I have deemed necessary and relevant to the matter opined upon herein. Zimmerman BioPharma has appointed Continental Stock Transfer & Trust Company as its transfer agent. I have assumed, with respect to persons other than directors and officers of Zimmerman BioPharma, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that, subject to the file stamping and recording of the Articles of Amendment referenced above, the Shares are duly authorized and when, as and if issued and delivered by Zimmerman BioPharma against payment therefore at a price of $0.18 per share, as described in the Offering Statement, will be legally issued, fully paid and non assessable.

My forgoing opinion is strictly limited to matters of Florida corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Florida, as specified herein. I serve as the corporation secretary of Zimmerman BioPharma.

I consent to the use of my opinion as an exhibit to the Offering Statement and to the reference thereto under the heading “Index To Exhibits And Description Of Exhibits” in the Offering Circular contained in the Offering Statement.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris

126 21st Avenue SE, St. Petersburg, Florida 33705

Cell 813–892–5969 ♦ Fax 800–310–1695

Email: jmorris8@tampabay.rr.com ♦ jackson.morris@rule144solution.com

www.Rule144Solution.com